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                                                                    EXHIBIT 99.1

[ENCOMPASS LOGO]                                Encompass Services Corporation
                                                3 Greenway Plaza, Suite 2000
                                                Houston, Texas 77046
                                                Phone: 713-860-0100
                                                Fax: 713-960-8036
                                                encompass.com






News Release

                  ENCOMPASS FILES FOR CHAPTER 11 REORGANIZATION

                Company Expects Operations To Continue As Normal

   Negotiating DIP Financing Commitment and Additional Surety Bonding Support

HOUSTON, November 19, 2002 - Encompass Services Corporation (Pink Sheets: ESVN) announced today that the Company has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas.

The Company stated that, during the Chapter 11 process, it expects operations to continue as normal and customer work to proceed as scheduled. As part of its first day motions, the Company expects to receive court orders authorizing ongoing payment of its employee wages and benefits, payment of its vendors for goods and services provided under normal credit terms, as well as other customary first day orders.

"We believe today's filing alleviates much of the uncertainty that has surrounded our business in the last few weeks and months," said Joe Ivey, President and Chief Executive Officer of Encompass. "We look forward to moving rapidly through the Chapter 11 process."

The Company has received proposals from and is actively working with its senior bank lending group to secure Debtor-in-Possession (DIP) financing and with its primary surety bond providers to secure additional bonding capacity during the reorganization process.

Encompass stated that it expects to file a Plan of Reorganization with the Bankruptcy Court before year-end. This Plan will anticipate the Company continuing its current program of divestitures of non-core or underperforming assets.

Encompass also announced that Michael F. Gries of Conway, Del Genio, Gries & Co., who was previously appointed Chief Restructuring Officer (CRO), was also elected as a Director and Chairman of the Board of Encompass.

J. Patrick Millinor, outgoing Chairman of the Board, who will remain a Director, stated, "I am pleased that we were able to find an individual with Mike Gries's experience and background in restructuring companies to lead Encompass through the Chapter 11 process. Mike has been doing yeoman's work as CRO over the past six weeks, and I am certain of his ability to achieve the best result possible for the Company and its various constituencies."

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"I look forward to working with Rick Millinor, Joe Ivey, the rest of the Board and the dedicated employees of Encompass throughout the next few critical months," Mr. Gries said. "We are confident that we will reach agreements in short order for DIP financing and additional bonding capacity. We appreciate the support we have received thus far from our senior lenders and surety providers."

As previously announced, the Company began a solicitation on October 18, 2002 to gain creditor support of a proposed restructuring plan to be implemented through a "pre-packaged" bankruptcy. The solicitation period ended yesterday, and the proposed restructuring plan did not receive the necessary votes for approval. Nevertheless, the Company said it looks forward to reaching agreements quickly with its creditors through the Chapter 11 process.

Weil, Gotshal & Manges, LLP is serving as Encompass' legal advisor.

About Encompass Services Corporation

Encompass Services Corporation is one of the nation's largest providers of facilities systems and services. Encompass provides electrical technologies, mechanical services and cleaning systems to commercial, industrial and residential customers nationwide. Additional information and press releases about Encompass are available on the Company's web site at www.encompass.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: failure of the Company, its lenders or its surety providers to finalize terms of a DIP financing or bonding proposal; failure of the Company's senior lenders, bondholders or other constituencies to approve a plan of reorganization; failure of the Bankruptcy Court to approve its first day motions; failure by the Company's vendors to maintain existing credit terms; the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future; working capital requirements; general economic conditions; as well as other factors listed in the Company's Form 10-K for the year ended December 31, 2001, as amended, and its most recent Form 10-Q.

Contacts:
Andy Brimmer / Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

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